Exhibit 10.14

AMBIT BIOSCIENCES CORPORATION

2008 INCENTIVE COMPENSATION PLAN

The staff of Ambit Biosciences Corporation (the “Company”) may be eligible for a year~end salary bonus. There is no guarantee of an incentive payout. The program has been developed as a reward for extraordinary individual successes combined with excellent corporate results.

The Incentive Compensation Plan of the Company (the ~Plan~) is designed to:

•	Provide incentive to exceed Corporate Goals and Individual Goals (each as defined below)

•	Encourage teamwork

•	Reward those who significantly impact corporate results

PLAN GOVERNANCE

The Compensation Committee (the ~Compensation Committee~), appointed by the Board of Directors of the Company (the “Board”), is responsible for administrating the Plan. Their primary responsibilities are to ensure that measurable goals are established and to eventually determine the degree to which they have been achieved. The Compensation Committee may at any time, and from time to time, amend, suspend or terminate the Plan.

ESTABLISHMENT OF GOALS

Key management employees will work with employees in establishing individual goals, which will include goals relating to each individual’s department (the “Individual Goals”). Individual Goals must be documented in writing and approved by the department head. Individual Goals are typically set in January of the plan year and scheduled meetings are to be held on or before June 30th and September 30th and a final evaluation in December of the plan year. Individual Goals must be established on or before these meeting dates for employees hired throughout the year.

The Goal Setting Cover Sheet on the last page of this document should be attached to the Individual Goals sheet and used to document meetings discussing Individual Goal achievements throughout the year.

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MINIMUM ACHIEVEMENT LEVEL

70% of both corporate goals (the “Corporate Goals”) and Individual Goals must be achieved for any awards to take place. For example, if 50% of the Corporate Goals are achieved, no awards will be paid to any employee. If 80% of the Corporate Goals are achieved, but an individual only met 50% of his/her Individual Goals, no award will be paid to that individual. Corporate Goals will be recommended by senior management and approved by the Compensation Committee.

TARGET AWARD PERCENTAGE

The following table summarizes the “target award percentage” available to each position in the Company. In extraordinary situations, where Corporate Goals and/or Individual Goals are exceeded in a meaningful way, the Compensation Committee may award beyond the Target Award Percentage.

Position	Level(s)	Target Award Percentage
Chief Executive Officer	29	40
President and CSO	28
Vice President*/Senior VP/Executive VP	25~27	25/30/32.5
Director/Senior Director/Exec Director	22~24	15/16.5/18
Group Leader/Head/Assoc Director	20~21	12.5
Senior Research Scientist/Senior Manager	17~19	10
Associate Scientist/Research Scientist/Manager	12~16	7.5
All Other Employees	1~11	5

BASIS FOR AWARDS

Awards are based on corporate goals and individual goals at the following ratio:

Position	Corporate Goals	Individual Goals

CEO/President and CSO	100%	0%
Vice President levels	75%	25%
All Other Employees	50%	50%

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GOAL ACHIEVEMENT PERCENTAGE

The “goal achievement percentage” represents the degree to which the performance goals have been met. The goal achievement percentage for corporate goals is determined by the Compensation Committee. The goal achievement percentage for department/individual goals is determined by each employee’s supervisor and department head.

ELIGIBILITY AND PARTIAL~YEAR PARTICIPATION

All regular employees are eligible for awards, provided that they maintain an average grade of “meets expectations” in their individual performance review, or otherwise be considered to perform their duties in a satisfactory manner, in order to maintain eligibility.

An employee becomes eligible to participate in the Plan as of their first day of employment. The award will be calculated by multiplying the full year award amount by the number of days of regular employment during the plan year divided by 365. Example: An employee hired September 1 will be awarded their full year award amount multiplied by 122 days and divided by 365 days. Employees hired after September 30th of the plan year will not be eligible for an award in that plan year. Regular employment does not include leave of absences.

If a participant~s employment is terminated during a plan year for reason of death or disability, the award will be determined based on performance as of the end of the plan year. The final award will be calculated by multiplying the full year award amount by the number of days of employment during the performance period divided by 365. Other terminations will not be eligible for participation in this Plan.

CALCULATION OF AWARD (ILLUSTRATION)

The awards are determined by multiplying each employee’s “year~end base salary” by their “target award percentage” and then by the “percentage of goals achieved”. The award total is then multiplied by the number of days the employee participated in the Plan and divided by 365. The following table illustrates the calculation of an award for a Research Associate that joined the Company approximately half~way through the Plan year.

Year~End Base Salary Target Award		Corporate Goals Achieved	Individual Goals Achieved	No. of Days Participated
				(Divided by 365)	Award

GOAL ACHIEVEMENT PERCENTAGE
$35,000	2.5%	80%	—	152/365	$291.51
$35,000	2.5%	—	85%	152/365	$309.73

				TOTAL	$601.24

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CHANGE IN CONTROL

In the event of a Qualified Change in Control of the Company (defined below), each participant will receive a pro rata share of the annual bonus for the year in which the Qualified Change in Control occurs, calculated on the basis of each participant~s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%. For this purpose, the pro rata share will be calculated by dividing the number of days employed during the performance period prior to the Qualified Change in Control by 365. The bonus amount so determined will be paid to participants within 15 days of the Qualified Change in Control. After such Qualified Change in Control, the Plan shall terminate in its entirety.

For purposes of the Plan, a~Qualified Change in Control~means (i) the sale or exchange of all or substantially all of the assets of the Company or (ii) a merger or consolidation of the Company with any other corporation that would result in voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such sale, exchange, merger or consolidation; so long as, in each case ((i) and (ii)), the total consideration received by the Company or the stockholders in such transaction is at least three times greater than the fully~diluted post~money valuation of the Company as of the most recent venture capital financing (determined by multiplying the applicable price per share in such financing by the fully diluted shares outstanding on an as~converted~to~common stock basis, including all shares subject to outstanding options or warrants or reserved for issuance pursuant to plans adopted by the Company).

ADMINISTRATION

Notwithstanding any other provision of this Plan, the Company reserves the right to modify this Plan in any way and at any time, retroactively or prospectively, with or without cause. Nothing in this Plan shall be deemed an employment contract or provide any rights to continued employment. The Board or the Compensation Committee shall have the power to construe and interpret the Plan and to establish, amend and revoke rules and regulations for its administration. The Board or the Compensation Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

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AMBIT BIOSCIENCES CORPORATION

GOAL SETTING COVER SHEET

Attached are goals developed by the employee and supervisor that are important to his/her position and support departmental and company goals. The goals should be defined in a manner that permits measurement of results achieved. Include timetables with estimated start and completion dates (if possible). As the year progresses, it may be necessary to prioritize/revise established goals.

Employee Name:

Hire Date:

Supervisor Name:

Date goals established:

Date	Supervisor Initials	Employee Initials

Supervisors should meet periodically with their staff and review progress made and current objectives in terms of expected results. Meetings should be scheduled close to the following dates: June 30th, September 30th, and the final year~end meeting by December 10th.

After each meeting, please complete and sign:

Scheduled Meeting	Actual Meeting Date	Supervisor Signature	Employee Signature

On or before 6/30

On or before 9/30

On or before 12/10

Comments:

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